Exhibit 99.1

FOR IMMEDIATE RELEASE

Mac-Gray Corporation Comments on Preliminary Annual Meeting Results

WALTHAM, MA, May 15, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today commented on the preliminary results of its 2009 Annual Meeting of Stockholders, which was held on Friday, May 8, 2009.  Based on a preliminary count of vote results by the independent inspector of elections, IVS Associates, stockholders re-elected incumbent director Christopher T. Jenny and elected dissident nominee Bruce C. Ginsberg.

Assuming that the certified results are consistent with the preliminary totals, the FOR votes cast with respect to the election of directors are as follows:

Nominee:	Votes For:
Christopher T. Jenny	7,294,268
Bruce C. Ginsberg	5,951,044
Stewart G. MacDonald, Jr.	5,898,887
Scott W. Clark	4,519,789

Also based on the preliminary results, stockholders approved the 2009 Mac-Gray Corporation Stock Option and Incentive Plan and the non-binding proposal to implement a majority voting standard for uncontested director elections.  The non-binding proposal to declassify the Company’s Board of Directors was defeated according to the preliminary results.

“We appreciate the significant support that our stockholders have shown to Mr. Jenny.  We’re encouraged that they share our view that he is a critical member of the Board and brings a valuable strategic perspective,” said Thomas E. Bullock, Chair of Mac-Gray’s Governance & Nominating Committee.  “While it was unfortunate that Fairview rejected the compromise proposed by the Company four days before the annual meeting, which included a Board seat for Mr. Clark, we welcome Bruce Ginsberg to Mac-Gray’s Board and look forward to working with him.  We appreciate all the time and attention that our stockholders afforded us throughout this process.  Together, we will work to continue to enhance value for all of our stockholders.”

“We note with disappointment the recent press release and letter to the Board by the defeated dissident candidate, Scott W. Clark of Fairview Capital,” continued Mr. Bullock.  “Fairview has objected to the fact that certain votes that came in after the polls had been closed were excluded from the vote.  The Company has received no such objection from the stockholder(s) whose votes were late.  According to the preliminary voting results, these late votes would not have changed the election of Mr. Jenny or Mr. Ginsberg.  However, the late votes would have changed the outcome of the declassification proposal.  I was present with the full Board of Directors at the Annual Meeting of Stockholders on May 8th, and I believe that the conduct of the meeting was entirely appropriate.”

“As a result of the passage of the proposal on majority voting, the Mac-Gray Board will review and carefully consider a majority vote standard for uncontested director elections at one of our upcoming meetings.  Though the proposal on board declassification was defeated based on the preliminary results, it did receive significant stockholder support.  While the Board has no obligation to do so, in light of this message from stockholders and our focus on good governance practices, the Board will also carefully review the Company’s current classified Board structure.  Once the Board’s review of these important matters is completed, Mac-Gray will announce the Board’s decisions.”

“Mac-Gray’s Board firmly believes in good corporate governance.  Based on our ongoing dialogue with stockholders, the Board will be reviewing its current practices with the goal of further strengthening its corporate governance principles.  Now that the election and the proxy contest have concluded, Mac-Gray plans to refocus its energies on running its business and building stockholder value,” Mr. Bullock concluded.

The preliminary vote count is subject to the official certification of vote results, which is expected to be provided by IVS Associates early next week.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing innovative Safe Plug circuitry. MicroFridge® and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com